Exhibit 99.1

Dendreon’s Second Randomized Phase 3 D9902A Trial Shows Provenge Extends Survival in Patients with Advanced Prostate Cancer

— Company to Host Conference Call Today at 11:00 a.m. ET —

SEATTLE, WA, July 21, 2005– Dendreon Corporation (Nasdaq: DNDN) today announced that the analysis of the final three-year survival data of its second Phase 3 study (D9902A) of Provenge®, the Company’s investigational active immunotherapy for the treatment of prostate cancer, showed a survival benefit in men with advanced prostate cancer who were treated with Provenge. Prostate cancer is the most commonly diagnosed non-skin cancer in the United States and the third most common cancer worldwide. The Company will host a conference call today at 11:00 a.m. ET.

In the D9902A study, the three-year final survival analysis in the intent-to-treat population of the double-blind, placebo-controlled study of Provenge in 98 men with asymptomatic, metastatic, androgen-independent (hormone-refractory) prostate cancer showed a 20 percent improvement in median survival for patients who were randomized to receive Provenge compared to placebo. In addition, at the three-year final follow up, the percentage of patients alive in the Provenge-treated group was substantially greater than the percentage of patients alive who received placebo. As expected, the results from this study did not meet the criteria for statistical significance based on a log rank test. A secondary analysis using a Cox multivariate regression analysis of overall survival, which adjusts for prognostic factors known to influence survival, met the criteria for statistical significance. The hazard ratio observed in this analysis was similar to that seen in the Company’s first Phase 3 study (D9901).

As reported earlier this year, the final three-year follow up of the D9901 study of Provenge in 127 men with asymptomatic, metastatic, androgen-independent prostate cancer showed a median survival benefit of 21 percent or 4.5 months and a three-fold improvement in survival at 36 months (p-value = 0.01; hazard ratio = 1.7). This hazard ratio implies that patients who received placebo have a 70 percent greater relative risk of dying than patients who received Provenge.

A supplemental analysis that examined pooled survival data from the two companion Phase 3 clinical studies (D9901 and D9902A) showed a statistically significant survival benefit in the overall intent-to-treat population of 225 patients. In this analysis, a 23 percent increase in median survival was seen in patients randomized to receive Provenge compared to placebo. In addition, at the three-year final follow up, the percentage of patients alive in the Provenge-treated group was substantially greater than the percentage of patients alive who received placebo. In the combined D9901 and D9902A analysis, a Cox multivariate regression analysis of overall survival also met the criteria for statistical significance.

Further analyses of the data are ongoing and will be submitted for presentation at an upcoming medical meeting.

As in previous studies, Provenge was well tolerated with the most common adverse events reported being fever and chills lasting for one to two days.

“We believe the data from this second study support what we saw in the first Phase 3 trial – that Provenge prolongs survival in men with advanced prostate cancer,” said Mitchell H. Gold, M.D., Dendreon’s president and chief executive officer. “We plan to share all of the data collected to date from our clinical studies of Provenge with the FDA to determine the most efficient pathway for bringing Provenge to market.”

“The results of this trial support our understanding of the potential utility of Provenge in the treatment of patients with advanced prostate cancer,” said Celestia Higano, M.D., director and associate professor of the GU oncology clinical research group at the University of Washington, Seattle and a principal investigator in the D9902A study. “The survival benefit observed in these studies combined with a favorable safety profile holds promise for the many prostate cancer patients who have few appealing treatment options available to them.”

More than one million men in the United States have prostate cancer, with an estimated 220,000 new cases of prostate cancer diagnosed each year. More than 30,000 men die each year from the disease.

Study Details

The study, known as D9902A, is a double-blind, placebo-controlled Phase 3 trial designed to evaluate Provenge in men with asymptomatic, metastatic, androgen-independent prostate cancer. D9902A was originally designed to be the companion study to Dendreon’s completed first Phase 3 study D9901. The D9902A study was stopped in 2002 after 98 patients were enrolled when the analysis of D9901 showed that no statistically significant benefit in time to disease progression had been observed in the overall group, but that a benefit was seen in the subgroup of patients with Gleason scores of seven and less. In January 2005, the Company announced that the primary endpoint of time to disease progression in D9902A did not show a statistically significant delay in the overall group or in the Gleason score subgroups. Three-year follow up of patients for survival was the secondary endpoint of the D9902A study.

About Provenge

Provenge is designed to stimulate a patient’s immune system against prostate cancer. It is developed through Dendreon’s proprietary Antigen Delivery Cassette™ technology, which utilizes a recombinant form of an antigen found in 95 percent of prostate cancers, prostatic acid phosphatase (PAP).

Provenge is being further evaluated in an ongoing Phase 3 study in asymptomatic, metastatic, androgen-independent prostate cancer (D9902B). It is also being evaluated in a Phase 3 trial, known as PROTECT or P-11, in men with early stage prostate cancer.

Conference Call

LIVE Access on July 21, 2005, 8:00 a.m. PT; 11:00 p.m. ET:

•	Phone 800-240-8621 (domestic) or +1-312-205-0055 (international)

•	Webcast connection through the Dendreon website at www.dendreon.com in the Investors/Webcast section.

REPLAY Access:

•	Phone replay, available for 3 days by calling 888-203-1112 (domestic) or +1-719-457-0820 (international); Passcode: 5910894

•	Webcast replay is available for 90 days from the Dendreon website at www.dendreon.com in the Investors/Webcast section.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody and small molecule product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of Provenge to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for Provenge will not support an application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for Provenge or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of Provenge, our dependence on the efforts of third parties, including collaborators, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations is contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500